Exhibit 10.1
Execution Version

STOCK PURCHASE AND ASSET SALE AGREEMENT

This STOCK PURCHASE AND ASSET SALE AGREEMENT (this "Agreement") is entered into as of March 30, 2015 by and among Mabwe Minerals Inc., a Wyoming corporation ("Mabwe"), Raptor Resources Holdings Inc., a Nevada corporation (only for purposes of section 7.4 of this Agreement), Fonon Technologies, Inc., a Delaware corporation ("Fonon"), and Dmitriy Nikitin, an individual who resides in Florida and who is President of Fonon and the majority shareholder of Fonon (the "Shareholder").  Certain other capitalized terms used herein are defined in Article VIII and throughout this Agreement.

RECITALS

Mabwe is involved in the mining of minerals and metals in Zimbabwe and Fonon designs, develops, manufactures, delivers, install and maintain various types of laser-based industrial equipment, including, but not limited to, laser marking, cutting, engraving and 3D metal printing systems, as well as flat panel display, semiconductor, laser panel, and energy generating vehicle products and systems (the "Business").

Mabwe desires to acquire the assets of Fonon and Fonon agrees to sell its assets (the "Acquisition") in exchange for shares of Mabwe common stock to provide Fonon with voting control of Mabwe and on the additional terms and subject to the conditions set forth in this Agreement.

Mabwe and Fonon entered into a letter of intent ("LOI") on January 22, 2015 under which Mabwe agreed to exchange a majority of its shares of common stock, $.001 par value per share ("Mabwe Common Stock"), for certain assets of Fonon.

Mabwe and Fonon have agreed to have Fonon acquire 85% of the Mabwe's issued and outstanding common stock, par value $.001 per share ("Mabwe Common Stock"), in two steps, the first being by having Mabwe issue 325,241,608 shares of its common stock, to give Fonon 65% ownership of all issued and outstanding shares of Mabwe's capital stock, and the second to effect a 1:10 reverse split of all issued and outstanding shares of Mabwe's capital stock as a result of which the current shareholders of Mabwe, following the issuance of 65,000,000 shares of Mabwe Common Stock to Fonon, will own 17,475,839, of the issued and outstanding shares of Mabwe Common Stock, Fonon will own 32,524,161 shares of Mabwe Common Stock of the issued and outstanding shares of Mabwe Common Stock on a fully diluted basis and Fonon will receive an additional 65,000,000 shares of Mabwe Common Stock to achieve its ownership of 97,524,161 shares or 85% of Mabwe's 115,000,000 issued and outstanding shares of Mabwe's capital stock.

TERMS OF AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF
ASSETS; PURCHASE PRICE; CLOSING

1.1           Purchased Assets.  At the Closing (as defined in Section 1.5), Fonon agrees to, and will at Closing, sell, convey, transfer, assign and deliver to Mabwe, on the terms and subject to the conditions set forth in this Agreement, the assets as set forth in Schedule 1.1 (the "Purchased Assets").

1.2           Purchase Price.  The purchase price to be paid by Mabwe to Fonon for the Purchased Assets (the "Purchase Price") shall be in the form of 325,241,608 shares of Mabwe common stock equal to 65% of Mabwe common stock on a fully diluted basis (174,758,392) that includes (i) all the issued and outstanding shares of Mabwe's common stock (140,458,392 shares) and (ii) conversion by the holders of all 1,372,000 issued and outstanding shares of Raptor Resources Holdings Inc. Series B convertible preferred stock (1,372,000 shares of Raptor Series B convertible preferred stock x 25 shares of Mabwe common stock or 34,300,000 shares of Mabwe common stock).  Following the Closing, Mabwe shall effect a 1:10 reverse split of all issued and outstanding shares of its capital stock as a result of which the current shareholders of Mabwe will own 17,475,839, of the issued and outstanding shares of Mabwe Common Stock and Fonon will own 32,524,161 shares of Mabwe Common Stock of the issued and outstanding shares of Mabwe Common Stock on a fully diluted basis.  Fonon will receive an additional 65,000,000 shares of Mabwe Common Stock to achieve its ownership of 97,524,161 shares or 85% of the Mabwe's 115,000,000 issued and outstanding shares of capital stock and Al Pietrangelo or his nominee will receive a warrant exercisable for two years to acquire 12,500,000 shares of Mabwe Common Stock at a purchase price of $.001 per share (the "Warrant").

1.3           Delivery of Bill of Sale; Payment of Purchase Price.  At the Closing, (a) Fonon shall deliver to Mabwe a Bill of Sale and Assignment and such other documents as shall be sufficient to vest in Mabwe valid and legal title to the Purchased Assets and shall deliver immediate possession of the Purchased Assets to Mabwe, and (b) the Purchase Price shall be in the form of Mabwe certificates representing the shares of Mabwe common stock transferred hereunder, duly endorsed for transfer to each of the Fonon shareholders in the names and amounts set forth in Schedule 1.3, accompanied by appropriate stock powers.

1.4           Tax Treatment.  The parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall be treated for tax purposes as a non-taxable transaction under Section 368 of the Code.  The parties agree that the allocation of the Purchase Price among the Purchased Assets to be transferred pursuant to this Agreement shall be as set forth on Schedule 1.4 and has been allocated among such assets in a manner consistent with the requirements set forth in Section 1060 of the Code and the Treasury regulations promulgated thereunder.  In addition, it is agreed that such allocation will be binding on both parties for federal income tax purposes in connection with this purchase and sale of the Purchased Assets, and will be consistently reflected by each party on their respective federal income tax returns.  The parties agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement), and other governmental forms, to cooperate with each other in the preparation of such forms and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.

1.5           Closing.  Subject to the terms of this Agreement, the Closing of the sale of the Purchased Assets (the "Closing") shall take place at 10:00 a.m. (EDT) on the earlier of (i) March 30, 2015, (ii) such other date agreed to by Mabwe and Fonon within five (5) business days after satisfaction or waiver of the conditions in Articles V and VI, at the offices of Akerman LLP 420 South Orange Avenue, Suite 1200, Orlando, FL 32801 or (iii) such other time and place as the parties may agree. The date on which the Closing occurs shall be referred to herein as the "Closing Date."

1.6           Allocation of Purchase Price.  The parties agree that the Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 1.4 (or as adjusted pursuant to the provisions of Section 1.6).  Such allocation will be binding on both parties for federal income tax purposes in connection with this purchase and sale of the Purchased Assets, and will be consistently reflected by each party on their respective federal income tax returns.  The parties agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement) required under Section 1060 of the Code, and other governmental forms consistent with the allocation set forth on Schedule 1.4.  Each party will provide the other party with a copy of any information to be furnished to the Secretary of the Treasury as required by Code Section 1060.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MABWE

As a material inducement to Fonon and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Mabwe makes the following representations and warranties to Fonon and the Shareholder, such representations and warranties being subject to the qualifications and exceptions in Mabwe's SEC Filings:

2.1           Corporate Status.  Mabwe is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming.

2.2           Corporate Power and Authority.  Subject to the final approval of its Board of Directors, Mabwe has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Subject to the approval of its Board of Directors, Mabwe has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

2.3           Capitalization.  The authorized capital stock of Mabwe is 505,000,000 shares of which 500,000,000 shares are Mabwe Common Stock, 140,458,392 of which are issued and outstanding, and 5,000,000 shares are preferred stock, no par value per share, none of which are issued or outstanding.  All issued and outstanding shares of Mabwe Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  All of the outstanding shares of Mabwe Common Stock and other outstanding securities of Mabwe have been duly and validly issued in compliance with federal and state securities laws.  All of the issued and outstanding shares of Mabwe ’s capital stock are free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title to such shares or claims (other than those created by virtue of this Agreement), and the certificates evidencing the ownership of such shares are in proper form for the enforcement of the rights and limitations of rights pertaining to said shares which are set forth in the Mabwe Charter and Bylaws. As of each Closing, there are (A) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of Mabwe ’s capital stock, (B) no rights to have Mabwe ’s capital stock registered for sale to the public in connection with the laws of any jurisdiction and (C) no documents, instruments or agreements relating to the voting of the Mabwe ’s voting securities or restrictions on the transfer of Mabwe ’s capital stock.

2.4           Enforceability.  This Agreement has been duly executed and delivered by Mabwe and constitutes the legal, valid and binding obligation of Mabwe, enforceable against Mabwe in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.5           Financial Statements.  Mabwe has made available through its SEC Filings, and Fonon acknowledges that it has reviewed such SEC Filings, in which Mabwe has provided its audited balance sheet, statement of operations and statement of cash flows as of December 31, 2014 (the “Balance Sheet Date” or the “Financial Statements”), all of which have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of Mabwe  as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Mabwe.

2.6           Absence of Certain Changes.  Since the Balance Sheet Date, Mabwe  has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on Mabwe .

2.7           Undisclosed Liabilities.  Mabwe has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since the Balance Sheet Date, in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business, and (d) liabilities which would not have a Material Adverse Effect on Mabwe .

2.8           Absence of Debt.  Mabwe will not have any debt obligations at Closing.

2.9           Tax Matters.  Mabwe has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file and agrees to file the Tax Returns for 2014 and all such Tax Returns were correct and complete in all material respects.  All Taxes that Mabwe is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or deposited in accordance with the law.

2.10           Investment Banking; Brokerage Fees.  Mabwe has not incurred or become liable for any broker’s or finder’s fee, banking fees or similar compensation relating to or in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

As a material inducement to Mabwe to enter into this Agreement and to consummate the transactions contemplated hereby, Fonon and the Shareholder, jointly and severally, make the following representations and warranties to Mabwe:

3.1           Status.  Fonon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.  Fonon is not legally qualified to transact business as a foreign corporation in any jurisdiction, and the nature of its properties and the conduct of the Business do not require such qualification.  Fonon has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business.  There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Fonon.

3.2           Power and Authority.  Fonon has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Fonon has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.  Each Shareholder has the requisite competence, power and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

3.3           Enforceability.  This Agreement has been duly executed and delivered by Fonon and the Shareholder, and this Agreement constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4           No Violation.  Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by Fonon and the Shareholder, the performance by Fonon and the Shareholder of their respective obligations hereunder and the consummation by Fonon and the Shareholder of the transactions contemplated hereunder will not (i) contravene any provision of the Certificate of Incorporation or Bylaws of Fonon, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Fonon or any shareholder, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Fonon or any shareholder, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Fonon, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

3.5           Records of Fonon.  The copies of the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of Fonon made available to Mabwe for review are true, accurate and complete and reflect all amendments made through the date of this Agreement.  The minute books for Fonon made available to Mabwe for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material actions of the Shareholder (and any committees thereof) of Fonon taken by written consent or at a meeting since organization.

3.6           Subsidiaries.  Except as set forth in Schedule 3.6, Fonon does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

3.7           Investment Status.  Fonon represents that it is purchasing the Mabwe Common Stock for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law.  Fonon acknowledges that shares of the Mabwe Common Stock have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

3.8           Good Title, Adequacy and Condition of Assets.

(a)           Upon consummation of the transactions contemplated hereby, except as set forth on Schedule 3.8(a), Fonon has, and at the Closing will have, good and legal title to or has a valid license or leasehold interest in all of the Purchased Assets, free and clear of any Liens.

(b)           The Purchased Assets currently in use in the business and operations of Fonon are in good operating condition and repair, normal wear and tear excepted, and have been maintained in accordance with all applicable specifications and warranties and normal industry practice.  Fonon meets all applicable OEM tool requirements.

3.9           Compliance with Laws.  Fonon is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past) and the Purchased Assets.  Fonon has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or, to the knowledge of Fonon and the Shareholder, threatened.  Neither Fonon, nor, to the knowledge of the Shareholder, any of its employees or agents, has made any payment of funds in connection with the business of Fonon which is prohibited by law, and no funds have been set aside to be used in connection with the business of Fonon for any payment prohibited by law.  Fonon is not subject to any Contract, decree or injunction in which Fonon is a party which restricts the continued operation of its business.

3.10           Insurance.  Fonon is not required to maintain insurance covering its respective properties, assets and businesses and has no such insurance.

3.11           Other Activities. As of the date hereof, neither Fonon nor the Shareholder is engaged in any other activities, whether directly or indirectly, which are competitive with the activities of Fonon or any of its Affiliates except as listed in Schedule 3.6.

3.12           Licenses and Permits.  Fonon possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its business and operations.  All such Permits are valid and in full force and effect, Fonon is in full compliance with the respective requirements thereof, and no proceeding is pending, or to the knowledge of Fonon and the Shareholder threatened, to revoke or amend any of them.  None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.13           Accuracy of Information Furnished by the Selling Parties.  No written statement or written information made or furnished by the Selling Parties to Mabwe or any of Mabwe's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Selling Parties, contains or shall contain any untrue statement of fact or omits or shall omit any fact necessary to make the information contained therein not misleading.  The Selling Parties have provided Mabwe with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

3.14           No Commissions.  Neither Fonon nor the Shareholder has incurred any finder's, broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby which would impose any obligation or liability upon Fonon.

ARTICLE IV

CERTAIN ADDITIONAL AGREEMENTS

4.1           Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

4.2           Compliance with Covenants. The Shareholder shall cause Fonon to comply with all of the covenants of Fonon under this Agreement.

4.3           Cooperation. Each of the parties agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement, and to use his or its reasonable best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

4.4           Confidentiality; Publicity.  Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto.  No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties.

4.5           Restrictive Covenants. In order to assure that Mabwe will realize the benefits of the transactions contemplated hereby, the Shareholder and Fonon agree that he, she or it will not:

(a)           for a period of two (2) years beginning on the Closing Date (the "Noncompete Period"), directly or indirectly, alone or as a shareholder, member, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, lender or security holder, of any company or business, engage in the Business, other than Fonon Laser Technologies, LLC and Sfinkx Corporation anywhere in the United States (the "Territory"); provided, however, that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market is permitted.

(b)           during the Noncompete Period, directly or indirectly, (i) induce any customer acquired hereunder or any other customer of Mabwe or any of its subsidiaries (including Mabwe), successors, or assigns (as used in this Section 4.5, the "Mabwe Companies") to patronize any business which is directly or indirectly in competition with the Business conducted by any of the Mabwe Companies within the Territory; (ii) canvas, solicit or accept from any Person which is a customer of the Business conducted by any of the Mabwe Companies, any such competitive business within the Territory; or (iii) request or advise any customer of the Business conducted by any of the Mabwe Companies within the Territory to withdraw, curtail or cancel any such customer's business with the Mabwe Companies or their successors within the Territory;

(c)           during the Noncompete Period, directly or indirectly, employ any person who was employed by the Mabwe Companies, or in any manner seek to induce any employee of the Mabwe Companies to leave his or her employment without the prior written consent of Mabwe, which consent shall not be unreasonably withheld; and

(d)           at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in their possession any of the Mabwe Companies' proprietary rights or records acquired hereunder, including, but not limited to, any customer lists.

The Shareholder and Fonon agree and acknowledge that the restrictions contained in this Section 4.5 are reasonable in scope and duration, and are necessary to protect the Mabwe Companies. If any provision of this Section 4.5 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.  The Shareholder and Mabwe agree and acknowledge that any breach of this Section will cause irreparable injury to the Mabwe Companies and upon any breach or threatened breach of any provision of this Section 4.5, the Mabwe Companies shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond; provided, however, that this shall in no way limit any other remedies which the Mabwe Companies may have as a result of such breach, including the right to seek monetary damages.

4.6           Execution of Further Documents.  From and after the Closing, upon the reasonable request of Mabwe, Fonon and the Shareholder shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required or appropriate to convey and transfer to and vest in Mabwe and protect its right, title and interest in all of the Purchased Assets and to carry out the transactions contemplated by this Agreement.

4.7           Customer Relationships.  After the Closing Date, each of Fonon and the Shareholder will cooperate with Mabwe in its efforts to continue and maintain, for the benefit of Mabwe, those business relationships of Fonon existing prior to the Closing Date and relating to the business to be operated by Mabwe after the Closing Date.  Neither Fonon nor the Shareholder will take any action that would tend to diminish the value of the Purchased Assets after the Closing Date or that would interfere with the business of Mabwe to be engaged in after the Closing Date, including disparaging the name or business of Mabwe or its Affiliates.

4.8           Resignation of Mabwe Board.  Al Pietrangelo shall resign at the Closing and immediately prior to Closing appoint the Shareholder to the Board of Directors of Mabwe to fill the vacancy on the Board of Directors.

4.9           Sale or Transfer of Mabwe Assets and Debts.  Mabwe shall have sold or transferred to a third party its existing assets and debts at Closing immediately following the Acquisition.

4.10           Post Closing Corporate Actions.  Fonon and the Shareholder agree that following the Closing Mabwe shall effect a 1:10 reverse split of its issued and outstanding shares of common stock to accomplish the stock ownership of Fonon as set forth in section 1.3, and issue to Al Pietrangelo the Warrant.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF MABWE

The obligation of Mabwe to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Mabwe:

5.1           Corporate Certificate.  Fonon and the Shareholder shall have delivered to Mabwe (i) copies of the organizational documents of Fonon as in effect immediately prior to the Closing Date, and (ii) copies of resolutions adopted by the Board of Directors and the Shareholder of Fonon authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of Fonon issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by the chief executive officer of Fonon as being true, correct and complete.

5.2           Delivery of Other Documents.  Fonon shall have executed and delivered or caused to be executed and delivered the Bill of Sale and Assignment and the Tax Clearance and such other documents as reasonably requested by Mabwe.

5.3           Board and Shareholder Approvals.  The Board of Directors of Fonon and, if necessary, the shareholders of Fonon shall have authorized and approved this Agreement, and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF
FONON AND THE SHAREHOLDER

The obligations of Fonon and the Shareholder to effect the transactions contemplated hereby shall be subject to the fulfillment of the following conditions, any or all of which may be waived in whole or in part in writing by Fonon and the Shareholder:

6.1           Sale or Transfer of Mabwe Assets and Debts.  Mabwe shall have sold or transferred to a third party its existing assets and debts as set forth under sections 2.8 and 4.9.

6.2           Board Approval.  The Board of Directors of Mabwe shall have authorized and approved this Agreement, and the transactions contemplated hereby.

6.3           Consideration.  Mabwe shall have delivered the Purchase Price as set forth in section 1.3.

6.4           Delivery of Other Documents. Mabwe shall cause to be executed  and delivered to Fonon the documents required by this Agreement to have been executed and delivered by it.

ARTICLE VII

INDEMNIFICATION

7.1           Agreement by Fonon and the Shareholder to Indemnify.  Fonon and the Shareholder, jointly and severally, hereby agree to indemnify and hold Mabwe and each of its officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article VIII, "Mabwe") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Mabwe arising out of or resulting from (i) any breach of a representation, warranty or certification made by Fonon or the Shareholder in this Agreement or in any other written document or certificate delivered pursuant to this Agreement or (ii) any breach of the covenants or agreements made by Fonon or the Shareholder in this Agreement or in any other written document or certificate to this Agreement (collectively, "Indemnifiable Damages").  Without limiting the generality of the foregoing, Indemnifiable Damages shall be measured on a pre-tax basis, and with respect to the measurement of Indemnifiable Damages, Mabwe shall have the right to be put in the same pre-tax consolidated financial position considering the pre-tax effects of any Indemnifiable Damages.  Notwithstanding the foregoing, no claim for Indemnifiable Damages (except for claims for breaches of covenants, which may be asserted without regard to the Indemnification Threshold) shall be asserted by Mabwe until the aggregate of all Indemnifiable Damages exceeds the sum of Twenty-Five Thousand Dollars ($25,000) (the "Indemnification Threshold"), in which case Mabwe shall be entitled to collect all Indemnifiable Damages from the first dollar thereof, without regard to the Indemnification Threshold.  Further, Mabwe shall have no right to collect Indemnifiable Damages in excess of the Purchase Price.

7.2           Survival of Representations and Warranties.  Each of the representations and warranties made by Fonon and/or Shareholder in this Agreement or pursuant hereto shall survive the Closing for a period of eighteen (18) months except for the representations and warranties made by Fonon set forth in Sections 3.2, 3.3, 3.4, 3.10, 3.13 and 3.14 which shall survive the Closing for the applicable period of limitations.  Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.  Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.  Each of the representations and warranties made by Mabwe shall expire at the Closing.

7.3           Collection of Indemnifiable Damages.  Mabwe may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

7.4           Indemnification by Raptor Resources Holdings.  Raptor Resources Holdings Inc. agrees to indemnify the Selling Parties and each of their officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article VII, "Fonon") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Fonon arising out of or resulting from a breach of sections 2.8 or 4.9 by Mabwe.

7.5           Remedies Cumulative.  The remedies provided herein shall be cumulative and shall not preclude the parties hereto from asserting any other right, or seeking any other remedies against the other parties to this Agreement.

ARTICLE VIII

DEFINITIONS

8.1           Defined Terms.  As used herein, the following terms shall have the following meanings:

"Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

"Code" means the Internal Revenue Code of 1986, as amended, and treasury regulations promulgated thereunder.

"Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

"GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

"Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Indebtedness" of any entity means all obligations of such entity (i) should be classified upon a balance sheet of such entity as indebtedness, (ii) for borrowed money or purchase money financing which has been incurred in connection with the acquisition of property or services, guaranties, letters of credit, or deferred purchase price, including without limitation, accrued and unpaid interest, and prepayment or early termination penalties associated with any of the foregoing, (iii) secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, and (v) for remaining payments under any leases (including, but not limited to, equipment leases), or rental purchase options.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien, restriction on transfer, right of refusal, preemptive right, claim or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

"Material Adverse Effect" means any change or effect that is materially adverse to the properties, assets, business, condition (financial or otherwise), prospects or results of operations of Fonon or any Subsidiary, taken as a whole.

"Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

"SEC Filings" means the documents filed by Mabwe with the U.S. Securities and Exchange Commission.

"Selling Parties" means Fonon and Dmitriy Nikitin.

"Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

"Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

8.2           Other Definitional Provisions.  All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE IX

TERMINATION

9.1           Termination. This Agreement may be terminated by any of the parties if the Closing has not occurred prior to April 10, 2015.

9.2           Effect of Termination.  Except for the provisions of Section 4.4 and Article VII hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, electronic mail with confirmation of receipt, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

(a)           if to Mabwe to:

Mabwe Minerals Inc.
41 Howe Lane
Freehold, New Jersey 07728
Attn:  Al Pietrangelo, President
Telephone: (732) 252-5146
Telecopy: (732) 358-0117
email: apietrangelo@gmail.com

with a copy to:

Akerman LLP
750 Ninth Street, N.W.
Suite 750
Washington, D.C. 20001
Attn: Ernest M. Stern, Esq.
Telephone: (202) 824-1705
Telecopy: (202) 393-5959
email: ernest.stern@akerman.com

(b)           if to Fonon or the Shareholder to:

Fonon Technologies, Inc.
400 Rinehart Rd, Suite 1000
Lake Mary, FL  32746
Attn: Dmitriy Nikitin
Telephone: (407) 477-5618
Telecopy:
email: dnikitin@fonon.us

with a copy to:

Julia D. Dennis, Esq.
Attorney
3217 Yattika Place
Longwood FL 32779
Telephone: (407) 581-9800
Telecopy: (407) 581-9801
email: jdennis@suffieldlowman.com

Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

10.2           Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.  The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.  The exhibits and schedules constitute a part hereof as though set forth in full above.  Except for the Mabwe Affiliates and other persons expressly stated herein to be indemnitees, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

10.3           Expenses; Sales Tax.  Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.  The parties agree that Fonon shall pay all sales, transfer or similar taxes required to be paid by reason of the sale by Fonon to Mabwe of the Purchased Assets pursuant to this Agreement.

10.4           Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

10.5           Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.  Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.  The rights and obligations of this Agreement may not be assigned by Mabwe or the Selling Parties without the prior written consent of the other party.

10.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

10.7           Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

10.8           Construction.  The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

10.9           Governing Law; Severability.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware applicable to contracts executed and to be wholly performed within such State.  If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or  provision of this Agreement.  If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

10.10           Arm's Length Negotiations.  Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

10.11           Waiver of Jury Trial. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS OR RELATES TO THIS AGREEMENT, ANY TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES  ANY RIGHT (STATUTORY, CONSTITUTIONAL, COMMON LAW OR OTHERWISE) IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE OTHER PARTIES' RIGHT TO TRIAL BY JURY.  NO PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION.  EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

10.12           Arbitration.  Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to this Agreement ("Disputes") between parties hereto shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, breach of contract claims, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions and other claims arising from this Agreement.  A judgment upon the award may be entered in any court having jurisdiction.  A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of sixty (60) days.  Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The place of the arbitration shall be Orlando, Florida. The parties do not waive applicable Federal or state substantive law except as provided in this Agreement.

10.13           No Reliance on Promises Not Set Forth Herein.  No promise or representation has been made to Fonon or the Shareholder to induce them to enter into this Agreement that is not set forth in this Agreement and each of Fonon and the Shareholder executed this Agreement freely, voluntarily and without reliance upon any statement or representation by Mabwe except as set forth in this Agreement.

10.14           Shareholder Has Read This Agreement.  The Shareholder has read and fully understands this Agreement and the meaning of its provisions and have had the opportunity to consult with an attorney before entering into this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase and Asset Sale Agreement to be duly executed and delivered as of the day and year first above written.

MABWE MINERALS INC.

By:  /s/ Al Pietrangelo
        Name: Al Pietrangelo
        Title: President

FONON TECHNOLOGIES, INC.

By:  /s/ Dmitriy Nikitin
        Name: Dmitriy Nikitin
        Title: President

For purposes only of section 7.4

RAPTOR RESOURCES HOLDINGS INC.

By:  /s/ Al Pietrnagelo________________________
        Name: Al Pietrangelo
        Title: President

SHAREHOLDER

/s/ Dmitriy Nikitin

Dmitriy Nikitin, individually

LIST OF EXHIBITS AND SCHEDULES

Exhibit A                  Fonon Certificate of Incorporation
Exhibit B                   Fonon Bylaws

Schedule 1.1            Purchased Assets
Schedule 1.3            Bill of Sale and Assignment
Schedule 1.4            Allocation of Purchase Price
Schedule 1.6            Revised Allocation of Purchase Price
Schedule 3.4            No Violations
Schedule 3.6            Subsidiaries
Schedule 3.9(a)       Good Title to Assets

EXHIBIT A

CERTIFICATE OF INCORPORATION

EXHIBIT B

FONON BYLAWS

SCHEDULES

1.	Schedule 1.1

Current Assets	Price Allocation
Finished Goods Inventories	$414,365
WIP	$806,277
Current Assets Total	$1,220,642

Assets
Demo Equipment	$1,332,099
Trade Show Equipment	$54,119
Office Furniture	$87,622
Assets Total	$1,473,840

Other Assets
Trade Marks	$35,000
Equipment Software	$1,176,284
Operational Software and WEB	$364,042
Equipment Design and Documentation	$5,397,000
Customer Relationship	$676,000
Total Other Assets	$7,648,326

Total Sold for stock in Mabwe	$10,342,808

2.	Schedule 3.6

1. Fonon Laser Technologies, LLC 2. Fonon Technologies, LLC 3. Sfinkx Corporation